Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Betterware de Mexico, S.A. de C.V. on Amendment No. 2 to Form F-4, File No. 333-233982, of our report dated September 20, 2019, with respect to our audit of the financial statements of DD3 Acquisition Corp. as of June 30, 2019 and for the period from July 23, 2018 (inception) through June 30, 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 10, 2019